Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, April 24, 2007	Mark W. Sheahan (612) 623-6656

GRACO REPORTS FIRST QUARTER RESULTS
STRONG INTERNATIONAL SALES GROWTH HELPS OFFSET LOWER SALES IN THE AMERICAS
COMPANY CONTINUES TO INVEST IN ITS KEY GROWTH STRATEGIES

MINNEAPOLIS, MN (April 24, 2007) — Graco Inc. (NYSE: GGG) today announced its results for the quarter ended March 30, 2007. Sales increased 3 percent and net earnings declined 5 percent. Diluted net earnings per share were 50 cents versus 51 cents last year, a 2 percent decline.

First Quarter Highlights

•	Sales for the quarter were $197.5 million, a 3 percent increase from last year. The impact of the Lubriquip acquisition and foreign currency translations added 5 percentage points of sales growth.

•	Sales in Europe and Asia were up 25 percent and 35 percent, respectively, which helped offset a 9 percent decline in sales in the Americas.

•	First quarter gross profit margin of 53.1 percent was slightly lower than last year as the result of the Lubriquip acquisition and consolidation costs.

•	Operating margins for the quarter were 26.4 percent versus 28.4 percent last year; the Lubriquip acquisition and higher product development spending led to the lower operating margins in the quarter.

•	Backlogs increased $14 million from the end of 2006 and are at the same level as a year ago.

•	The consolidation of Gusmer was completed in the first quarter and the Lubriquip integration is on track for completion by the end of the year.

“We experienced slower than anticipated North American sales in the first quarter but our international business was strong,” said Chairman, President and Chief Executive Officer David A. Roberts. “We are pleased that we were able to grow our overall sales despite a 9 percent decline in our largest geographic market. Our sales in Europe and Asia were up 25 percent and 35 percent, respectively this quarter and order rates in these two regions remained strong as we finished the quarter. Offsetting these gains were declines resulting from continued soft demand in North America for professional Contractor products and a slower start than a year ago in our Industrial and Lubrication businesses. Although the quarter started off slow, we were encouraged that bookings increased in March and by the end of the quarter our backlog increased $14 million from the end of 2006 and is currently at the same level as it was a year ago. We continued to make good progress with acquisition integration activities this quarter, completing the Gusmer integration and opening our new factory in Anoka, Minnesota, which will be the home of our Lubrication Equipment Division. We are on track to complete the Lubriquip integration by the end of this year and, while our margins are lower than where we would like them to be, we expect that they will improve as the integration of Lubriquip is completed.”

Consolidated Results

Sales in the first quarter of $197.5 million were 3 percent higher than the prior-year period. The impact of the Lubriquip acquisition and foreign currency translations added 5 percentage points of sales growth this quarter. In the Americas, first quarter sales decreased 9 percent to $120.5 million. In Europe, net sales of $49.4 million were 25 percent higher than last year. Translated at consistent exchange rates, net sales in Europe increased 16 percent. All three segments reported growth in Europe this quarter. In the Asia Pacific region, net sales of $27.6 million were 35 percent higher than the first quarter of 2006. Exchange rates were similar to last year’s first quarter and had no meaningful impact on Asia Pacific sales this quarter.

Included in cost of goods sold and operating expenses were approximately $0.5 million of costs and expenses related to the Gusmer consolidation and another $0.6 million of costs and expenses related to the Lubriquip integration.

Graco’s gross profit margin, expressed as a percentage of sales, was 53.1 percent for the quarter versus 53.7 percent for the same period last year. The decrease was due mainly to lower margins on Lubriquip products and consolidation costs.

Graco’s operating profit margin, expressed as a percentage of sales, was 26.4 percent for the first quarter versus 28.4 percent last year. Operating expenses include additional investment in new products and marketing. The Contractor segment incurred approximately $1 million of expenses related to the start of a market test for a new line of Magnum sprayers in the home center channel. The combination of higher product development spending and the impact of the Lubriquip acquisition led to the decline in operating profit margin this quarter. General and administrative expenses were consistent with the amounts incurred in the last three quarters of 2006.

Graco’s effective tax rate for the first quarter was 35 percent, which was equal to last year’s rate for the first quarter.

Graco repurchased $24 million, or approximately 600,000 shares, of its common stock in the first quarter.

Segment Results

In the first quarter of 2007, sales in the Industrial segment were $105.1 million, up 5 percent versus the same period last year. Translated at consistent exchange rates sales increased 3 percent. Sales in the Americas were down 11 percent and sales in Europe and Asia were up 16 and 42 percent, respectively. First quarter operating profit margin in Industrial was 32.8 percent versus 32.0 percent last year, reflecting the impact of higher sales.

When compared to the first quarter of 2006, worldwide Contractor Equipment segment sales of $69.8 million decreased by 6 percent. The business continued to experience declines in the Americas where sales were 15 percent lower than last year’s record results. Double-digit growth in the home center channel was not enough to offset the decline in the professional paint stores channel. In Europe, sales were up 40 percent as robust growth continued throughout the region this quarter. In Asia Pacific, sales were 3 percent lower than last year. Operating profit margin in the first quarter was 24.4 percent versus 28.3 percent last year. The decline in Contractor profitability was primarily due to lower sales in the North American professional paint stores channel and the aforementioned spending for the start of a market test of a new line of Magnum sprayers.

First quarter sales for the Lubrication Equipment segment were $22.7 million, up 28 percent from last year due to the Lubriquip acquisition. Operating profit margin for the quarter was 13.5 percent versus 26.9 percent last year. The decline is almost entirely due to the impact of Lubriquip and the costs of consolidation.

Outlook

Roberts concluded, “As we move ahead we are encouraged by the strength of our international businesses and are cautious in our outlook for North American sales this year. We did see a nice pick-up in our March orders but are not ready to draw conclusions about the direction for the rest of the year. We will continue to manage the business judiciously while making long-term investments in our key growth strategies including new product development, expanding distribution, entering new markets and pursuing strategic acquisitions.”

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders, which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements. The Company undertakes no obligation to update these statements in light of new information or future events.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Item 1A of, and Exhibit 99 to, the Company’s Annual Report on Form 10-K for fiscal year 2006 (and most recent Form 10-Q, if applicable) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov.

Conference Call

A conference call for analysts and institutional investors will be held Wednesday, April 25, 2007, at 11:00 a.m. ET to discuss Graco’s first quarter results. Graco management will host the call.

A real-time, listen-only Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 1:00 p.m. ET on April 25, 2007, by dialing 800.379.7444, Conference ID# 11087509, if calling within the U.S. or Canada. The dial-in number for international participants is 303.590.3000, with the same passcode. The replay by telephone will be available through April 28, 2007.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

GRACO INC. AND SUBSIDIARIES

Consolidated Statement of Earnings

	First Quarter (13 weeks) Ended
(In thousands, except per share amounts)	March 30, 2007	March 31, 2006
Net Sales	$197,495	$192,216
Cost of products sold	92,633	88,989
Gross Profit	104,862	103,227
Product development	8,272	7,212
Selling, marketing and distribution	29,263	27,942
General and administrative	15,240	13,421
Operating Earnings	52,087	54,652
Interest expense	258	125
Other expense (income), net	(106)	5
Earnings before Income Taxes	51,935	54,522
Income taxes	18,200	19,100
Net Earnings	$33,735	$35,422

Net Earnings per Common Share
Basic	$0.51	$0.52
Diluted	$0.50	$0.51

Weighted Average Number of Shares
Basic	66,667	68,428
Diluted	67,715	69,549

All figures are subject to audit and adjustment at the end of the fiscal year.

Segment Information

	First Quarter (13 weeks) Ended
(In thousands)	March 30, 2007	March 31, 2006
Net Sales
Industrial	$105,065	$100,160
Contractor	69,751	74,352
Lubrication	22,679	17,704
Consolidated	197,495	192,216
Operating Earnings
Industrial	$34,418	$32,083
Contractor	17,027	21,042
Lubrication	3,064	4,755
Unallocated corporate	(2,422)	(3,228)
Consolidated	52,087	54,652

All figures are subject to audit and adjustment at the end of the fiscal year.

The Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Management’s Discussion and Analysis are available in our Quarterly Report on Form 10-Q on our website at www.graco.com.